                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                    Stewart Information Services Corporation
  --------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $1.00 per share
  --------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    86037210
  --------------------------------------------------------------------------
                                 (CUSIP Number)


         Check the following box if a fee is being paid with this statement
[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

         CUSIP NO.    86037210
-------------------------------------------------------------------------------
 1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons

         V. Prem Watsa
         ----------------------------------------------------------------------
         (No S.S. or I.R.S. Identification Nos.)
-------------------------------------------------------------------------------
 2)      Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         (b)      X . . . . . . . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 3)      SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 4)      Citizenship or Place of Organization   Canada
                                              ---------------------------------
-------------------------------------------------------------------------------
Number of Shares      (5)   Sole Voting Power          -0-
Beneficially Owned                            ---------------------------------
by Each Reporting
Person With           ---------------------------------------------------------
                      (6)      Shared Voting Power           292,313
                                                    ---------------------------

                      ---------------------------------------------------------
                      (7)      Sole Dispositive Power            -0-
                                                      -------------------------

                      ---------------------------------------------------------
                      (8)      Shared Dispositive Power    292,313
                                                        -----------------------
-------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting
          Person      292,313
-------------------------------------------------------------------------------
 10)      Check if the Aggregate Amount in Row (9) Excludes Certain
          Shares (See Instructions) . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 11)      Percent of Class Represented by Amount in Row 9      4.9%
                                                           -------------
-------------------------------------------------------------------------------

 12)      Type of Reporting Person (See Instructions)    IN (Canadian)
                                                      -------------------
-------------------------------------------------------------------------------


                                      2(1)

         CUSIP NO.    86037210
                   ---------------
-------------------------------------------------------------------------------
 1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of
         Above Persons

         The Sixty Two Investment Company Limited
         ----------------------------------------------------------------------
         (No S.S. or I.R.S. Identification Nos.)
-------------------------------------------------------------------------------
 2)      Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . .
         (b)      X . . . . . . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 3)      SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 4)      Citizenship or Place of Organization   British Columbia, Canada
                                              ---------------------------------
-------------------------------------------------------------------------------
Number of Shares      (5)      Sole Voting Power          -0-
Beneficially Owned                               ------------------------------
by Each Reporting
Person With           ---------------------------------------------------------
                      (6)      Shared Voting Power           292,313
                                                    ---------------------------

                      ---------------------------------------------------------
                      (7)      Sole Dispositive Power            -0-
                                                      -------------------------

                      ---------------------------------------------------------
                      (8)      Shared Dispositive Power    292,313
                                                        -----------------------
-------------------------------------------------------------------------------
  9)      Aggregate Amount Beneficially Owned by Each Reporting
          Person   292,313
-------------------------------------------------------------------------------
 10)      Check if the Aggregate Amount in Row (9) Excludes Certain
          Shares (See Instructions) . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 11)      Percent of Class Represented by Amount in Row 9      4.9%
                                                         ----------------------
-------------------------------------------------------------------------------
 12)      Type of Reporting Person (See Instructions)     CO (Canadian)
                                                     --------------------------
-------------------------------------------------------------------------------


                                      2(2)

         CUSIP NO.    86037210
                   --------------
-------------------------------------------------------------------------------
 1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of
         Above Persons

         810679 Ontario Ltd.
         ----------------------------------------------------------------------
         (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------
 2)      Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   . . . . . . . . . . . . . . . . . . . . . . . . . . .
         (b)   X . . . . . . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 3)      SEC Use Only. . . . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
 4)      Citizenship or Place of Organization   Ontario, Canada
                                              ---------------------------------
-------------------------------------------------------------------------------
Number of Shares     (5)      Sole Voting Power          -0-
Beneficially Owned                              -------------------------------
by Each Reporting
Person With          ----------------------------------------------------------
                     (6)      Shared Voting Power           292,313
                                                   ----------------------------

                     ----------------------------------------------------------
                     (7)      Sole Dispositive Power            -0-
                                                     --------------------------

                     ----------------------------------------------------------
                     (8)      Shared Dispositive Power    292,313
                                                       ------------------------
-------------------------------------------------------------------------------
 9)       Aggregate Amount Beneficially Owned by Each Reporting
          Person   292,313
-------------------------------------------------------------------------------
10)       Check if the Aggregate Amount in Row (9) Excludes Certain
          Shares (See Instructions) . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
11)       Percent of Class Represented by Amount in Row 9     4.9%
                                                          ---------------------
-------------------------------------------------------------------------------
12)       Type of Reporting Person (See Instructions)    CO (Canadian)
                                                     --------------------------
-------------------------------------------------------------------------------


                                      2(3)

         CUSIP NO.    86037210
                  -----------------

-------------------------------------------------------------------------------
 1)      Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons

         Fairfax Financial Holdings Limited
         ----------------------------------------------------------------------
         (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------

 2)      Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . .
         (b)      X . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------
 3)      SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------
 4)      Citizenship or Place of Organization   Canada
                                               --------------------------------
-------------------------------------------------------------------------------
Number of Shares     (5)      Sole Voting Power          -0-
Beneficially Owned                              -------------------------------
by Each Reporting
Person With          ----------------------------------------------------------
                     (6)      Shared Voting Power           292,313
                                                   ----------------------------

                     ----------------------------------------------------------
                     (7)      Sole Dispositive Power            -0-
                                                     --------------------------

                     ----------------------------------------------------------
                     (8)      Shared Dispositive Power    292,313
                                                       ------------------------
-------------------------------------------------------------------------------
 9)     Aggregate Amount Beneficially Owned by Each Reporting Person   292,313

-------------------------------------------------------------------------------
10)     Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions) .  . . . . . . . . . . . . . . . . . . . . .
-------------------------------------------------------------------------------
11)     Percent of Class Represented by Amount in Row 9           4.9%
                                                       ------------------------
-------------------------------------------------------------------------------
12)     Type of Reporting Person (See Instructions)        HC (Canadian)
                                                    ---------------------------
-------------------------------------------------------------------------------





                                      2(4)

        CUSIP NO.    86037210
                  -----------------
-------------------------------------------------------------------------------
 1)     Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
        Persons

        Hamblin Watsa Investment Counsel Ltd.
        -----------------------------------------------------------------------
        (No S.S. or I.R.S. Identification Nos.)
-------------------------------------------------------------------------------

 2)     Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
        (b)      X   . . . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

 3)     SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

 4)      Citizenship or Place of Organization   Canada
                                              ---------------------------------
-------------------------------------------------------------------------------

Number of Shares     (5)      Sole Voting Power          -0-
Beneficially Owned                              -------------------------------
by Each Reporting
Person With          ----------------------------------------------------------
                     (6)      Shared Voting Power         292,313
                                                 ------------------------------

                     ----------------------------------------------------------
                     (7)      Sole Dispositive Power            -0-
                                                      -------------------------

                     ----------------------------------------------------------
                     (8)      Shared Dispositive Power    292,313
                                                         ----------------------
                     ----------------------------------------------------------


 9)     Aggregate Amount Beneficially Owned by Each Reporting Person   292,313

-------------------------------------------------------------------------------

10)     Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions) . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------

11)     Percent of Class Represented by Amount in Row 9           4.9%
                                                       ------------------------
-------------------------------------------------------------------------------

12)     Type of Reporting Person (See Instructions)    CO and IA    (Canadian)
                                                   ----------------------------
-------------------------------------------------------------------------------



                                      2(5)

                                  ITEM 1(A)

Name of Issuer:           Stewart Information Services Corporation
                 --------------------------------------------------------------
                                   ITEM 1(B)

Address of Issuer's Principal Executive Offices:     2200 West Loop South,
                                                     Houston, Texas  77027
                                                -------------------------------
-------------------------------------------------------------------------------

                                   ITEM 2(A)

Names of Persons Filing:      V. Prem Watsa, The Sixty Two Investment Company
Limited, 810679 Ontario Ltd., Fairfax Financial Holdings Limited and Hamblin Watsa Investment Counsel Ltd. (See Note 1 below)
-------------------------------------------------------------------------------


                                   ITEM 2(B)

Address of Principal Business Office or, if none, Residence:
95 Wellington Street West, Suite 802, Toronto, Ontario, Canada   M5J 2N7
-------------------------------------------------------------------------------
                                   ITEM 2(C)

Citizenship:    Canada
            -------------------------------------------------------------------
                                   ITEM 2(D)

Title of Class of Securities:    Common Shares
                             --------------------------------------------------

                                       ITEM 2(E)

CUSIP Number:          86037210
               ----------------------------------------------------------------

                                       ITEM 3

If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

        (a)     [    ]   Broker or Dealer registered under Section 15 of the Act
        (b)     [    ]   Bank as defined in Section 3(a)(6) of the Act
        (c)     [    ]   Insurance Company as defined in Section 3(a)(19) of
                         the Act



__________________________________

        Note 1: Mr. Watsa, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. and Hamblin Watsa Investment Counsel Ltd. are filing this
                   Schedule 13G pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax Financial Holdings Limited.

        (d)     [    ]   Investment Company registered under Section 8 of the
                         Investment  Company Act
        (e)     [ X  ]   Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940
        (f)     [    ]   Employee Benefit Plan, Pension Fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see Section
                         240.13d-1(b)(1)(ii)(F)
         (g)    [ X  ]   Parent Holding Company, in accordance with Section
                         240.13d-1(b)(ii)(G)  (See Note 2 below)
         (h)     [   ]   Group, in accordance with Section  240.13d-
                         1(b)(1)(ii)(H)


                                   ITEM 4
Ownership.
---------

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)     Amount Beneficially Owned:

                 --------------------------------------------------------------

         (b)     Percent of Class:

                -----------------------

         (c)    Number of shares as to which such person has:

                (i) sole power to vote or to
                    direct the vote
                                     ------------------------------------------
               (ii) shared power to vote or
                    to direct the vote
                                      -----------------------------------------

               (iii) sole power to dispose or
                     to direct the disposition
                                               --------------------------------
               (iv) shared power to dispose or to
                    direct the disposition of
                                              ---------------------------------


                                   ITEM 5

Ownership of Five Percent or Less of a Class.
--------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


__________________________________

        Note 2: The filing of this Schedule 13G and the statements therein shall not be construed as an admission that Mr. Watsa, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. or Fairfax Financial Holdings Limited are for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 the beneficial owners of the Issuer's Common Stock or have any pecuniary interest therein.

                                   ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.
---------------------------------------------------------------

         Not applicable.

                                   ITEM 7

Identification Classification of Subsidiary Which Acquired the Security Being
-----------------------------------------------------------------------------
Reported on By the Parent Holding Company.
-----------------------------------------

         Mr. Watsa, directly, and indirectly through The Sixty Two Investment Company Limited and 810679 Ontario Ltd., owns the controlling equity voting interest of Fairfax Financial Holdings Limited ("Fairfax"). Fairfax is filing this Schedule 13G on behalf of one of Fairfax's subsidiary corporations, Hamblin Watsa Investment Counsel Ltd., a Canadian investment adviser ("Hamblin"). Hamblin, through its investment advisory agreements with clients outside the Fairfax group, shares the power to vote, and the power to dispose of, 292,313 shares of the Issuer's Common Stock. Exhibit A attached hereto states the identity and Item 3 classification of Hamblin.

                                   ITEM 8

Identification and Classification of Members of the Group.
---------------------------------------------------------

         Not applicable.

                                   ITEM 9

Notice of Dissolution of Group.
------------------------------

         Not applicable.

                                   ITEM 10

Certification.
-------------

         By signing below I certify that, to the best and my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                          Date:    February ________, 1996


                                   -------------------------------------------
                                    Signature


                                    V. Prem Watsa
                                   -------------------------------------------
                                    Name



                          THE SIXTY TWO INVESTMENT COMPANY
                          LIMITED

                          By:
                                   ------------------------------------------
                                    Signature


                                    V.Prem Watsa, President
                                   ------------------------------------------
                                    Name / Title

                          810679 ONTARIO LTD.

                          By
                                   ------------------------------------------
                                    Signature


                                    V.Prem Watsa, President
                                   ------------------------------------------
                                    Name / Title

                          FAIRFAX FINANCIAL HOLDINGS LIMITED

                          By:
                                   ------------------------------------------
                                    Signature


                                    Eric P. Salsberg, V.P. Corporate Affairs
                                   ------------------------------------------
                                    Name / Title

                          HAMBLIN WATSA INVESTMENT COUNSEL LTD.

                          By:
                                   ------------------------------------------
                                    Signature


                                    A.F. Hamblin, President
                                   ------------------------------------------
                                    Name / Title

                                   EXHIBIT A

                            TO SCHEDULE 13G FILED BY
                 FAIRFAX FINANCIAL HOLDINGS LIMITED AND OTHERS



Relevant Subsidiary                                Item 3 Classification
-------------------                                ---------------------


Hamblin Watsa Investment
Counsel Ltd.                                       (e)  Investment Advisor